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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


Registrant
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Cavalry Bancorp, Inc.


                                                   Percentage     State of
Subsidiaries                                         Owned      Incorporation
------------                                         -----      -------------

Cavalry Banking (1)(2)                                100%      United States



___________
(1) Upon consummation of the Conversion, Cavalry Banking will become a wholly-owned subsidiary of the Registrant.
(2) The Bank had three service corporation subsidiaries for which dissolution proceedings were underway as of September 30, 1997. The subsidiaries were either inactive or engaged in an insignificant level of activities that the Bank is legally permitted to engage in directly.